Exhibit 99.1

CONTACT:	J.D. McGraw, President
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini or Brett Suddreth
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Announces $41 Million Senior Secured Credit Facility

Construction, Term and Working Capital Facility Arranged by WestLB AG, New York Branch

to Complete Financing for Seneca, IL, Biodiesel Refinery

HOUSTON, TX – January 2, 2008 – Nova Biosource Fuels, Inc. (AMEX: NBF) announced today that it entered into a $41 million senior secured credit facility with WestLB AG, one of the world’s leading financial services providers for alternative energy companies. The facility includes a $36 million construction loan that will convert to a term loan at the completion of Nova’s Seneca, Illinois, biodiesel refinery. The financing also includes a $5 million working capital facility. The non-recourse financing will be used to complete the 60 million gallon per year biodiesel refinery. WestLB AG, New York Branch acted as sole arranger, bookrunner and administrative agent on this financing.

“This credit facility provides an efficient capital structure for our Seneca refinery,” said Kenneth Hern, Nova’s Chairman and CEO. “This financing, combined with the $55 million convertible debt offering completed in September 2007, gives us additional financial resources to fund our on-going plant construction.  The success of this deal was driven by the compelling economics of the refinery and WestLB’s confidence in our business strategy. We thank WestLB for its hard work and sound advice as our lender.”

“We are very pleased to provide this innovative debt financing in North America for a sponsor-built biodiesel refinery,” said Robert Vincent, Director in WestLB’s Energy Group. “We were able to structure this unique project financing due to our belief in the strength of Nova’s engineering and construction team and in Nova’s demonstrated process technology that allows the refinery to process low cost feedstocks into high quality biodiesel.  We are committed to the alternative energy and biofuels space, and Nova provides an opportunity to expand into biodiesel in the United States with a level of economics that we have not seen in other U.S. biodiesel producers.”

Nova’s 60 million gallon per year biodiesel refinery under construction in Seneca, Illinois, continues on pace for mechanical completion in January 2008 and start-up operations should commence in February 2008 with substantial completion targeted for early summer 2008. Pictures of the refinery and construction progress can be found at Nova’s Web site www.novabiosource.com

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. In particular, it is investing to improve the profitability of its 10 million gallon per year biodiesel refinery in Clinton, Iowa, while also completing the construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year.  More information on Nova Biosource Fuels can be found at www.novabiosource.com.

About WestLB Capital Markets

WestLB develops sophisticated structured solutions through a team of highly experienced investment banking and capital markets professionals. WestLB has a long-standing presence in the corporate, structured and asset-backed financing sectors supporting clients’ needs with capital commitments, advisory services and innovative financing solutions. WestLB is a leader in biofuel financings and is committed to the renewable energy sector. The bank’s global relationships, coupled with its unique understanding of local economies, industries and cultures, help WestLB bankers consistently deliver high quality advice and service.

About WestLB

WestLB AG is one of Germany’s leading financial services providers and offers the full range of products and services of a universal bank, focusing on lending, structured finance, capital market and private equity products, private banking, asset management, transaction services and real estate finance. WestLB has total assets of EUR 280 billion, as of September 30, 2007. For more information, please visit www.westlb.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations.  These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.  Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-QSB for the period ended July 31, 2007, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows.  If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.